Filed pursuant to Rule 424(b)(3)
Registration Number 333-115148
PROSPECTUS SUPPLEMENT NO. 8
(To the Prospectus Dated August 2, 2004)
[DYNEGY LOGO]
DYNEGY, INC.
$225,000,000
4.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023 AND SHARES OF CLASS A
COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES
DYNEGY HOLDINGS, INC.
GUARANTEE OF 4.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
     This prospectus supplement supplements the prospectus, dated August 2, 2004, of Dynegy Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders’ interests) of, among other things, up to $225,000,000 aggregate principal amount of our 4.75% Convertible Subordinated Debentures due 2023 and the shares of Class A common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, including the risk factors, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     Investing in the debentures or shares of Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 9 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is October 25, 2005

SELLING SECURITYHOLDERS
The table of selling securityholders contained in the prospectus may contain more than the $225,000,000 aggregate principal amount of our 4.75% Convertible Subordinated Debentures due 2023 and the shares of Class A common stock issuable upon conversion of the debentures registered on the shelf registration statement. This may result from persons listed in the initial prospectus or subsequent prospectus supplements as selling security holders selling their convertible notes or shares of Class A common stock in private placement transactions instead of using the prospectus and shelf registration statement. This would result in the purchasers in the private placement transactions having to be listed as selling security holders in a prospectus supplement in substitution for the previously listed selling security holder. We may not always be able to determine who the seller in the private placement transactions (and previously listed selling security holder) was and thereby list the party as being substituted by the new selling security holder. In no event, however, will this prospectus and shelf registration statement be used to sell more than the $225,000,000 aggregate principal amount of our 4.75% Convertible Subordinated Debentures due 2023 and the shares of Class A common stock issuable upon conversion of the debentures.
The table of selling securityholders contained in the prospectus is hereby modified to add the following in substitution of the listing of Goldman Sachs in the prospectus dated August 2, 2004:

Principal Amount
of Convertible
	Debentures				Percentage of Class
	Beneficially Owned	Class A Common	Class A Common	Class A Common	A Common Stock
Name of Selling	Before the Offering	Stock Owned	Stock That May Be	Stock Owned After	Owned After the
Security Holder	That May Be Sold	Before the Offering	Sold(1)	the Offering	Offering
Goldman, Sachs & Co.(2)	$3,045,000	—	738,898	—	—

(1)	Assumes conversion of the full amount of convertible debentures held by the selling security holder at the initial conversion price of $4.1210 per share. The initial conversion price of the convertible debentures is subject to specified adjustments relating to stock dividends or similar transactions. See “Description of Convertible Debentures” in the prospectus.

(2)	Goldman, Sachs & Co. was initially listed in the prospectus as a holder of $1,500,000 principal amount of convertible debentures. Since the date of the prospectus, Goldman, Sachs & Co. sold $1,000,000 principal amount of notes and has acquired an additional $2,545,000 principal amount of convertible debentures, for an aggregate of $3,045,000 principal amount of notes currently held by Goldman, Sachs & Co. The additional amount of convertible indentures were purchased from other selling security holders previously listed in our prospectus and prospectus supplements.